Press Release	Source: UCN, Inc.

UCN Announces ComVest Converts Term Debt

Thursday April 19, 9:30 am ET

SALT LAKE CITY, April 19 /PRNewswire-FirstCall/ -- UCN, Inc. (OTC Bulletin Board: UCNN - News), announced ComVest Capital has converted approximately $3.4 million of UCN term debt at 9% interest rate to 1.127 million shares of registered UCN common stock.

"We believe this transaction will improve our balance sheet and have a positive impact on our cash flow by significantly reducing our interest expense," said UCN CEO Paul Jarman.

Last year, UCN entered into a revolving credit and term loan agreement with ComVest Capital to replace other debt facilities and finance certain software development, which was announced on May 9, 2006. While the term loan has been converted, the revolving credit agreement remains in place.

About UCN

UCN, Inc. (OTC Bulletin Board: UCNN - News) is the leading provider of all-in-one, off-premises contact center software delivered over the UCN network, which supports both traditional TDM and VoIP connectivity models. Without requiring the purchase of onsite hardware or software, the inContact platform delivers network routing, skills-based contact distribution (ACD), sophisticated interactive voice response (IVR), call recording and monitoring, a breadth of reporting tools, workforce optimization, customer satisfaction measurement and contact flow customization tools. For more information about UCN visit www.ucn.net.

Safe Harbor Statement

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking information made on the Company's behalf. All statements, other than statements of historical facts which address the Company's expectations of sources of capital or which express the Company's expectation for the future with respect to financial performance or operating strategies, can be identified as forward-looking statements. Such statements made by the Company are based on knowledge of the environment in which it operates, but because of the factors previously listed, as well as other factors beyond the control of the Company, actual results may differ materially from the expectations expressed in the forward-looking statements. (For the complete statement please click to: www.ucn.net/safeharbor).